FOR IMMEDIATE RELEASE

NORDSON CORPORATION THIRD-QUARTER REVENUE UP TWO PERCENT

WESTLAKE, Ohio – August 10, 2005 – Nordson Corporation (Nasdaq: NDSN) today announced that worldwide revenue for the third quarter of 2005 amounted to $201.6 million, a two percent increase over revenue of $197.9 million for the same period of 2004. The increase was attributable to favorable currency associated with a weaker U.S. dollar relative to the third quarter of 2004.

Third-quarter sales volume for the company’s Advanced Technology segment was up 19 percent. The impact of this increase was offset by sales volume declines of 6 percent and 1 percent for the Adhesive Dispensing and Finishing System segments respectively.

It is now expected that earnings per share for the third quarter will range between $.46 and $.48, exclusive of potential tax benefits that may add an additional $ .02 to $ .04 to quarterly earnings.

“We are pleased with our overall operational performance in the quarter with improved manufacturing absorption and tight spending controls mitigating most of the impact from lower than anticipated sales volume,” said Edward P. Campbell, Nordson Chairman and Chief Executive Officer. “For the fiscal year we are now expecting volume growth to be in the two percent to four percent range,” Campbell added.

Nordson will release third-quarter fiscal year 2005 earnings on Tuesday, August 23, 2005 after the close of the market.

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants and coatings to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures technology-based systems for curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has 3,600 employees worldwide, and direct operations and sales support offices in 30 countries.

# # #

Contact: Phone: E-mail:	Derrick Johnson, Director, Corporate Communications (440) 414-5639 djohnson@nordson.com